Exhibit 10.4

CONTRACT MINING
AGREEMENT
BETWEEN
CAM-COLORADO LLC
AND
CAM MINING LLC

CAM-COLORADO LLC
AND
CAM MINING LLC
CONTRACT MINING AGREEMENT

TABLE OF CONTENTS

i

Exhibits:

Exhibit A - Map of Premises

Exhibit B - Legal Description

Exhibit C - Minimum Insurance Requirements

ii

CONTRACT MINING AGREEMENT

THIS AGREEMENT (“Agreement”) is made and effective as of the 1st day of April, 2006, between CAM-COLORADO LLC (“CAM-Colorado”), and CAM MINING LLC (“Contractor”).

RECITALS

CAM-Colorado has coal mining rights in certain lands in Garfield County, Colorado, which are generally identified on the map at Exhibit A attached hereto (“Premises,” “Mine Site,” “Property,” or “McClane Mine”). CAM-Colorado desires to have certain coal reserves within the Premises mined and sold as herein set forth (“Contract Tonnage”), which reserves are more specifically identified on Exhibit B attached hereto. Contractor is an independent contractor and desires to mine and sell such Contract Tonnage. Contractor has inspected and is familiar with the Mine Site.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, the parties agree as follows:

Section 1.                    Term

1.1         Subject to the termination provisions herein and the limitations regarding “non-exclusive rights” under Section 2.2 below, the term of this Agreement shall commence on the effective date of this Agreement and shall continue (i) until One Million Five Hundred Thousand (1,500,000) tons of the Contract Tonnage have been mined and sold, or (ii) until March 31, 2011, whichever shall occur first.

1.2         Notwithstanding the foregoing, if Contractor is in default of any of its obligations under this Agreement pursuant to Section 26 below, CAM-Colorado shall have the unilateral right to suspend Contractor’s obligations hereunder or to terminate this Agreement by giving Contractor notice thereof.

Section 2.                    Scope of Work

2.1         Pursuant to the terms and conditions set out herein, by underground mining methods, Contractor shall mine and sell the Contract Tonnage from the Cameo Seam located on, within, and under the Premises.

2.2         Neither the designation by CAM-Colorado of any particular place or area from which Contractor is to mine the coal hereunder nor the supplying of a plan of mining and projections for mining operations at such place or in such area shall imply or give rise to any exclusive or vested right in Contractor to mine all of the coal at such place or in such area.

2.3         In order to secure the greatest possible recovery of minable coal, Contractor shall promptly commence and diligently prosecute its mining operations in a careful, skillful, and workmanlike manner, in accordance with approved methods and practices of modern mining, in compliance with all applicable state and Federal laws, regulations, and permits.

2.4         Upon request by CAM-Colorado, on or by the first day of each twelve (12) month-period during the term hereof (each such date, a “Mine Plan Date”), CAM-Colorado and Contractor shall meet to agree upon Contractor’s mine plan for the next twelve (12) month-period. Not less than 60 days prior to each such Mine Plan Date, Contractor shall provide CAM-Colorado with its mine plan for the twelve (12) months commencing on the next Mine Plan Date.

2.5         Contractor shall provide, repair, replace, and maintain everything necessary to perform its operations hereunder, including without limitation, all equipment, tools, supplies, material, and related equipment. Contractor shall use recognized modern mining methods and practices, employ capable management, expend reasonable and necessary funds for proper health and safety measures, and take all other actions necessary to enable it to achieve maximum recovery of coal.

2.6         Contractor shall be responsible for providing security for its own equipment, tools, and material, or the equipment, tools, and material used by its employees, agents, or subcontractors.

2.7         The parties acknowledge that any and all mining-related permits required for this Agreement shall be obtained by Contractor and shall be in the name of Contractor. In that regard, Contractor is responsible for any on-going reclamation and other permit related obligations, as well as all final mine closure reclamation obligations.

Section 3.                    Tonnage

3.1         Contractor may commence production on April 1, 2006, and shall have the right to mine and sell up to, but not more than, One Million Five Hundred Thousand tons of the Contract Tonnage.

3.2         Within two months from the date Contractor begins work, Contractor shall produce a minimum of 15,000 tons of clean coal per month. Any tonnage rejected by a buyer thereof is not considered as part of this monthly production rate.

3.3         Contractor shall be responsible for all operations necessary for the production, removal, in-mine movement, processing, storing, weighing, loading, and other operations attendant to the sale and shipment of the produced tonnage.

Section 4.                    Sale of Tonnage

4.1         Contractor shall also have the obligation to market and sell the produced coal for the mutual benefit of CAM-Colorado and Contractor.

4.2         To effectuate such sales, CAM-Colorado hereby authorizes and appoints Contractor to act as agent for CAM-Colorado, as if CAM-Colorado had undertaken and effectuated such sales in its own name, and for Contractor to thereby convey ownership and title to the produced coal to the buyer(s) thereof.

4.3         Subject to the other terms and provisions of this Agreement, Contractor shall be entitled to retain all proceeds, revenues, and other consideration attendant to the sale by Contractor of the produced coal.

Section 5.                    Compensation to CAM-Colorado

5.1         As full compensation for Contractor having been granted the right to mine and sell the Contract Tonnage under this Agreement, Contractor shall pay CAM-Colorado a fixed amount of $0.50 per ton.

5.2         The weight of the coal for compensation purposes shall be determined by the invoices for the Contract Tonnage sold by Contractor to the buyer(s) thereof.

5.3         Payments to CAM-Colorado shall be made monthly, within 25 days following each calendar month for all Contract Tonnage sold by Operator during the proceeding calendar month. Contractor shall at all times have the right to deduct, setoff, and/or recoup from any payments or other sums as may become due or payable at any time to CAM-Colorado any amounts due or payable at any time to Contractor from CAM-Colorado,

Section 6.                    Payments by Contractor

6.1         Contractor shall pay all operating costs, employee costs, fees, taxes, royalties, and all other expenses, charges, or costs directly or indirectly related to the mining, production, marketing, and sale of the Contract Tonnage.

6.2         It is recognized that Contractor’s employees may have or claim a statutory lien against CAM-Colorado for any unpaid wages or fringe benefits due such employees for labor performed on the Premises. Therefore, solely to protect CAM-Colorado against such liens, it is agreed that, upon CAM-Colorado’s request, Contractor shall provide CAM-Colorado with evidence of such payment as of the end of each month if requested by CAM-Colorado.

6.3         The operating costs to be incurred and discharged by Contractor include and extend to any costs for reclamation and other remedial or restorative work to be performed by Contractor during mining operations and on a post-mining basis, to include any and all reclamation or other necessary work as may now or hereafter be required under applicable law, regulation, and permit.

Section 7.                    Permits and Licenses

7.1         Contractor shall secure all necessary permits, licenses, and plans for the production of coal under this Agreement (“Contractor’s Permits and Licenses”), and shall pay all fees in connection therewith accruing after the date hereof, fulfill all obligations in relation thereto, and pay any civil or other penalty imposed with respect to any such alleged violation. CAM-Colorado shall cooperate with Contractor in obtaining such licenses and permits at no out-of-pocket cost to Contractor. If Contractor is terminated for any reason or if this Agreement otherwise expires, Contractor agrees to assign all of Contractor’s Permits and Licenses to CAM-Colorado to the extent permitted by applicable law.

7.2         Contractor shall be responsible for obtaining all water samples.

7.3         Contractor shall obtain any applicable waiver or approval for blasting operations within five hundred feet of the Mine Site. CAM-Colorado shall cooperate with all applicable regulatory authorities in obtaining such waivers or approvals.

7.4         Any citations, notices, violations, assessment, or penalties issued by any regulatory authority at the Mine Site or Premises during Contractor’s performance hereunder shall be the responsibility of Contractor, and Contractor shall promptly perform any abatement actions required by any regulatory agency. Any costs related thereto shall be Contractor’s responsibility.

Section 8.                    Mine Plan Coordination and Inspection

8.1         It is understood that the Premises to be mined by Contractor may be adjacent to other areas which will in the future be mined by other contractors or by CAM-Colorado and, as such, the Premises may constitute only a portion of a total mining area. Therefore, in order to allow CAM-Colorado overall coordination of its mining operations, CAM-Colorado, may, from time to time, provide Contractor with guidelines from which Contractor shall prepare mining plans and projections, submit the same to CAM-Colorado, and obtain CAM-Colorado’s written approval thereof prior to commencing any operations. Any changes to the Mine Plan shall be subject to CAM-Colorado’s prior written consent,

8.2         CAM-Colorado shall have the right to enter, inspect, examine, survey and measure the mine at all reasonable times. CAM-Colorado shall at all times have the right to enter the Premises to exercise all rights it has in, on and to the Premises. CAM-Colorado’s activities shall not interfere with Contractor’s operations. Contractor shall provide to CAM-Colorado any consents or other documentation that may be requested by CAM-Colorado to facilitate CAM-Colorado’s exercise of its rights on the Premises.

8.3         Contractor or its designated representative shall be responsible for all engineering work, including mapping, surveying, and other related engineering work.

Section 9.                    Sediment Control Structures

9.1         Contractor shall construct and maintain necessary settlement control structures for runoff as required by mining permits, NPDES permits, and any other applicable permits.

Section 10.                  Use of Surface

10.1       Subject to CAM-Colorado’s approval, Contractor may use the surface of the Premises for construction and maintenance of roads, warehouses and other buildings and structures necessary or convenient in the carrying out of Contractor’s operations. Such use by Contractor shall not unreasonably interfere with CAM-Colorado’s use of the surface of its lands or with such use by other parties. At the termination of this Agreement, all such rights of Contractor shall terminate; provided, however, that within 90 days after such termination, Contractor shall remove any buildings, structures, and debris placed by it upon the Premises, unless CAM-Colorado directs Contractor to leave such structure. At CAM-Colorado’s option, any such buildings and structures not removed by Contractor within the 90-day period shall become the property of CAM-Colorado, or CAM-Colorado may effectuate the removal of such building, structures, and debris and invoice Contractor for the cost thereof.

Section 11.                  Power and Water

11.1       Contractor shall be responsible for supplying power and a clean, non-potable water source.

Section 12.                  Unexpected Market Conditions

12.1       Contractor shall have the right at any time to suspend Contractor’s operations whenever, because of market conditions, Contractor is unable to sell coal at a reasonable profit or whenever Contractor is unable to dispose of or transport coal as a result of poor market conditions. The existence of any of these conditions shall be determined by Contractor in its sole discretion.

Section 13.                  Records

13.1       CAM-Colorado shall have the right, at all reasonable times or during regular office hours, to enter upon the Premises to: (a) examine and survey Contractor’s operations; and (b) inspect, audit, examine, verify, and copy all pertinent accounting and payroll records, W-2 forms, payments to any health and pension funds, workers’ compensation records, property tax records and other tax records, cash disbursement records, insurance records, payments to any subcontractors, blasting records, and maps and plans of Contractor. Contractor shall keep such records for three (3) years after this Agreement terminates. It is understood that this audit provision applies only to Contractor’s operations under this Agreement, and this audit is not for the purpose of determining Contractor’s profit.

13.2       Upon request from CAM-Colorado, Contractor shall provide a written certification with supporting documentation, statements, and written evidence verifying that all taxes, premiums, fees, benefit payments, workers’ compensation, and any and all other liabilities have been paid in a timely manner pursuant to Contractor’s obligations under this Agreement. It is understood that CAM-Colorado may request this written certification and any supporting documentation on a bi-weekly, monthly, or quarterly basis as designated by CAM-Colorado from time to time.

Section 14.                  Independent Contractor

14.1       Contractor shall perform the work as an independent contractor according to its own manner and methods consistent with the provisions hereof, and without direction or control by CAM-Colorado, except as may be necessary for CAM-Colorado to protect its property or ensure conformity with its mining plans and projections.

Section 15.                  No Liens

15.1       Contractor may not file any mechanic’s or materialman’s lien against or affecting any real or personal property owned or leased by CAM-Colorado, its parent corporation or any of CAM-Colorado’s affiliates, for or on account of any work done, labor performed, or material furnished under this Agreement. Contractor waives any such lien rights whether statutory or otherwise.

15.2       Contractor shall hold CAM-Colorado harmless from and against any and all loss and expense due to liens filed against CAM-Colorado arising out of or in any manner connected with the performance of this Agreement.

Section 16.                  Subcontracts

16.1       Contractor shall obtain CAM-Colorado’s permission before subcontracting any portion of the work at the Mine Site. Contractor shall bind every subcontractor in writing to the same terms and conditions that are applicable to Contractor hereunder. No subcontract relieves Contractor from its obligations to CAM-Colorado or binds CAM-Colorado, unless specifically agreed to in writing by CAM-Colorado. Nothing contained in this Agreement shall create or be deemed to create any contractual relationship between any subcontractor and CAM-Colorado. Contractor shall be solely responsible to CAM-Colorado for all acts and omissions of any subcontractor.

Section 17.                  Contractor’s Employees

17.1       Contractor shall employ, direct, supervise, discharge, and fix the compensation and working conditions and practices of its employees, shall be solely responsible for their compensation, and shall comply with all laws pertaining to payment of employees.

17.2       Contractor shall be responsible for, and, at its sole cost and expense, shall pay for and maintain any and all private and group life, accidental death and dismemberment, health, sickness, and accident insurance which may be required for its employees. Contractor shall be responsible for any and all withdrawal liability under ERISA and with regard thereto shall indemnify and save harmless CAM-Colorado from any and all claims and liability.

17.3       If Contractor has any contractual obligations to contribute to any pension or welfare fund, at CAM-Colorado’s request and within 10 days of such contributions, Contractor shall provide CAM-Colorado with documents to verify that these contributions or payments have been made.

17.4       Contractor shall be responsible for, and shall exercise complete control of its employees in all matters, disputes, or grievances arising out of or in any way connected with Contractor’s operations.

Section 18.                  Workers’ Compensation and Black Lung Obligations

18.1       Contractor shall provide workers’ compensation coverage or self-insurance for its employees and shall maintain insurance for the payment of Federal Black Lung benefits to its employees in accordance with applicable state and Federal laws. Prior to beginning work under this Agreement, Contractor shall furnish to CAM-Colorado evidence of the required coverage or evidence of Contractor’s qualified self-insured status.

18.2       If at any time Contractor allows such insurance to lapse or if Contractor’s self- insured status is revoked, CAM-Colorado may, at its option, terminate this Agreement immediately without regard for any of the notice, default, or termination provisions of this Agreement. In the event of such termination, an equitable settlement of accounts shall be made through the date of termination, and CAM-Colorado shall have no further obligations hereunder.

Section 19.                  Indemnification Agreement

19.1       Contractor shall, to the extent permitted by law, indemnify, defend, and save harmless, CAM-Colorado, its parent, subsidiaries and affiliates and their officers, directors, employees, agents, and invitees from and against any and all claims, demands, or suits (including, but not limited to, claims, demands, or suits for bodily injury, illness, disease, death or for loss of services, property, wages, or profits) which may be brought against them (individually or jointly) or in which they may be named a party defendant, in any way arising out of or incident to the performance of this Agreement or in any way arising out of the use by Contractor of common operational areas or common areas of ingress or egress to operating areas regardless of whether such claims, demands, or suits are occasioned by the negligence of CAM-Colorado, its parent or affiliates.

Contractor shall not be held responsible for claims or suits attributable to the sole negligence of CAM-Colorado, its parent, subsidiaries, and affiliates.

19.2       Contractor shall, to the extent permitted by law, indemnify, defend, and save harmless CAM-Colorado, its parent, subsidiaries, and affiliates from and against any and all claims, demands, or suits (including, but not limited to claims, demands, or suits for bodily injury, illness, disease, death, or for loss of services, property, or wages) by any employee of Contractor or its subcontractors arising out of or in consequence of performance hereunder regardless of whether such claims, demands, or suits are actually or allegedly caused by the negligence of CAM-Colorado, its parent, affiliates, or any other person or entity and regardless of whether such negligence precedes the execution of this Agreement.

19.3       Except for the willful or malicious acts of CAM-Colorado’s employees or the employees of its parent, subsidiaries, and affiliates, Contractor releases CAM-Colorado, its parent, subsidiaries, and affiliates from liability for damage to any of its material, machinery, equipment, or other property.

19.4       These covenants of indemnity shall survive cancellation, termination, or expiration of this Agreement.

Section 20.                  Insurance

20.1       Contractor shall maintain insurance of the type and in the amounts set out in Exhibit C attached hereto. At CAM-Colorado’s option, no work shall begin until certificates of insurance with companies acceptable to CAM-Colorado are received by CAM-Colorado.

20.2       Contractor shall report to CAM-Colorado as soon as possible, in writing, details of all accidents or occurrences resulting in injuries to persons or property arising out of or during the course of Contractor’s operations.

20.3       The insurance limits and coverages specified in the attached Insurance Exhibit are minimum requirements and shall not be construed in any way to limit Contractor’s liability.

20.4       It is understood that the use of any subcontractor is subject to CAM- Colorado’s prior written consent. If Contractor uses any subcontractor, Contractor agrees that any subcontractor shall be required to maintain indemnity and insurance provisions equivalent to those required hereunder and provide written confirmation thereof, including certificates of insurance.

20.5       Contractor shall immediately provide notice to CAM-Colorado of any accidents or occurrences resulting from injuries to persons or property in any way arising out of the operations of any of its subcontractors.

Section 21.                  Government Agency and Other Reports

21.1       Contractor shall file any required reports or other documents with the applicable government agencies in order to properly establish and serve notice of Contractor’s sole and exclusive responsibility for its operations and for the health and safety of its employees, agents, and subcontractors. Contractor shall inform CAM-Colorado of any violations received from any agency as a result of work under this Agreement and shall provide CAM-Colorado with copies of all regulatory agency inspection reports and copies of any such violations. Upon CAM-Colorado’s request, Contractor shall also provide CAM-Colorado with copies of any routine reports which Contractor may be required to file with any government agency.

Section 22.                  Compliance with Laws

22.1       The parties shall comply with all laws, orders, rules, regulations, and requirements of every duly constituted governmental authority, agency, or instrumentality, which may be applicable to this Agreement or its subject matter, including but not limited to, mandatory drug testing regulations promulgated by the Department of Transportation (Federal Highway Administration, 49 CFR Parts 40 and 391), the Federal Coal Mine Health and Safety Act, the Fair Labor Standards Act of 1938, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Readjustment and Assistance Act of 1974, Executive Order 11625 (October 13, 1971), the

Family and Medical Leave Act of 1994, and U.S. Government policies concerning Affirmative Action Compliance Programs (41 CFR 60-741.4 (Handicapped Workers)), Minority Business Enterprises Subcontracting Programs, the Utilization of Minority Business Enterprises, Utilization of Small Business Concerns and Small Disadvantaged Concerns, and the Utilization of Labor Surplus Area Concerns, all as amended.

22.2       The parties to this Agreement are Equal Opportunity Employers, and in the performance of this Agreement, shall not engage in any conduct or practice which violates any applicable law, order, or regulation prohibiting discrimination against any person by reason of his or her race, color, religion, national origin, sex, or age. The parties shall comply with the requirements of Section 202 of the Executive Order 11246, entitled “Equal Employment Opportunity,” and the regulations promulgated thereunder by the Federal Contract Compliance Office of the Department of Labor, and all other government agencies authorized to issue regulations under Executive Order 11246, the Civil Rights Act and the Age Discrimination in Employment Act.

22.3       If CAM-Colorado does not have on file a current Non-Segregated Facilities Certificate signed by Contractor, at CAM-Colorado’s request, within 10 days after signing this Agreement, Contractor shall furnish to CAM-Colorado a statement that it does not maintain any segregated facilities or permit his employees to work at any location under his control where segregated facilities are maintained. Contractor agrees to provide such information from time to time thereafter as CAM-Colorado may request and as required by law. This statement (certification) is required by the U.S. Code of Federal Regulations (see 41 CFR 60-1.8(b)).

22.4       CAM-Colorado is required by law to include certain provisions of Federal laws in contracts and purchase orders. Therefore, the provisions of this subsection are required by law. If Contractor has 50 or more employees and this Agreement is for $50,000 or more, then, Contractor agrees to establish a written Affirmative Action Compliance Program in accordance with 41 CFR 60-1.40.

22.5       Contractor shall reasonably comply with rules and regulations of CAM- Colorado relating to security, health, and safety.

22.6       Contractor recognizes that CAM-Colorado is subject to the regulatory requirements of the Mine Safety and Health Administration (“MSHA”) and that certain vendors and contractors who perform work on mine property are subject to safety training requirements of MSHA. These requirements are set out in 30 CFR (Code of Federal Regulations) Parts 45 and 48. Upon CAM-Colorado’s request, Contractor shall certify to CAM-Colorado that Contractor, and agents, employees, or subcontractors of Contractor have received the required MSHA training and shall present to CAM-Colorado a current MSHA Form 5000-23 verifying the completion of safety training. If CAM-Colorado is required to pay any MSHA assessment resulting from Contractor’s failure to accurately certify the completion of training, CAM-Colorado shall be entitled to reimbursement from Contractor for any amount paid to MSHA. Contractor shall obtain its own MSHA l.D. Number before commencing any work.

22.7       Contractor shall provide hazard training at the Mine Site.

Section 23.                  Labor Practices

23.1       Contractor shall comply with all applicable labor laws and regulations. Before commencing any work under this Agreement and before permitting any of its hourly employees to enter on the Mine Site or Premises of CAM-Colorado, Contractor shall give reasonable written notice to CAM-Colorado of Contractor’s labor arrangements, and if CAM-Colorado determines that such labor arrangements would threaten to obstruct or interrupt any of CAM-Colorado’s operations or the operations of its affiliates, then, CAM-Colorado shall so notify Contractor and, if CAM- Colorado so elects, CAM-Colorado may terminate this Agreement immediately without regard for the notice provisions in the Termination or Default Sections below or any other condition.

23.2       If Contractor’s operations obstruct or interrupt or threaten to interrupt or obstruct CAM-Colorado’s operations or the operations of its affiliates, because of any labor dispute, CAM-Colorado may, in its discretion, immediately suspend Contractor’s operations hereunder until the actual or threatened obstruction or interruption has been removed. If Contractor fails to remove any actual or threatened obstruction or interruption after a reasonable period of time, CAM-Colorado may exercise its right to terminate this Agreement immediately. In the event of such termination, CAM-Colorado is relieved of any obligations to pay Contractor for work done and materials supplied on or after the date of termination, and Contractor shall indemnify and hold CAM-Colorado harmless from any claims by material suppliers or employees. It is understood that an equitable settlement of accounts through the date of termination shall be made.

23.3       CAM-Colorado has the exclusive right to determine whether Contractor’s operations obstruct or interrupt the operations of CAM-Colorado, its parent, affiliates, or subsidiaries, or threaten to obstruct or interrupt such operations.

Section 24.                  Force Majeure

24.1       (a)     If, because of Force Majeure (as hereinafter defined), either party is unable to carry out any of its obligations under this Agreement, either in whole or in part, and if such party gives to the other party the required written notice of such Force Majeure, setting forth the effects and probable duration of such Force Majeure, in accordance with the notice provisions of this Section, then, such obligations shall be excused to the extent made necessary by such Force Majeure during its continuance; provided, however, that as much of the Force Majeure conditions or its effects as can be eliminated by commercially reasonable means shall be eliminated with all reasonable dispatch; and provided further that neither party shall be obligated to undertake expenditures to comply with its obligations to eliminate a Force Majeure condition or its effects, if in that party’s sole judgment, such expenditures would be economically unjustifiable.

(b)           Any delay in or failure of performance by either party of any obligations hereunder does not constitute a default hereunder or give rise to any claim by the other party for damage if caused by an event or circumstance beyond the reasonable control of such party, including, without limitation, an act of God, geologic conditions, labor disputes, strike or other concerted action of workmen, lockout, fire, flood, explosion, war or civil insurrection, sabotage, changes in laws, or any act or failure to act on the part of any government, or any other cause or event of a similar or dissimilar nature. Any such event or circumstance is defined as “Force Majeure.” Excuses of Force Majeure or commercial impracticability shall not include a change in the cost of performance under this Agreement.

24.2       In the event that, in the reasonable opinion of either party, the performance of this Agreement is rendered impossible by Force Majeure, such party shall notify the other party in writing within 48 hours of the occurrence of such Force Majeure event. The obligations of the parties shall remain suspended as set forth above until the parties have agreed to either terminate the Agreement or resume operating pursuant to a mutually agreed work schedule.

Section 25.                  Taxes or Fees

25.1       Contractor shall pay any applicable state severance tax now existing or hereinafter imposed on it on account of coal produced or sold hereunder. Contractor shall also pay all other taxes which may be imposed or assessed against it or its operations hereunder or upon its equipment or improvements placed upon the Premises by it. Upon request by CAM-Colorado and within ten (10) days of the payment of any taxes imposed upon Contractor, Contractor shall furnish CAM-Colorado with documents reflecting the payment of such taxes.

25.2       Contractor shall be responsible for the reclamation fee imposed pursuant to § 402 of the Surface Mining Control and Reclamation Act of 1977 (30 USC §§ 1231-1232) and any similar tax or fee imposed under a state statute or regulation.

25.3       Contractor shall be responsible for all Federal Black Lung Excise Taxes.

Section 26.                  Default

26.1       Contractor shall be deemed to be in default under this Agreement if one or more of the following events occur:

(1)           Contractor fails to promptly and diligently perform its operations in a careful, skillful, and workmanlike manner;

(2)           Contractor fails to conduct its operations in strict compliance with all applicable state and Federal laws, regulations and permits. Contractor shall not be in default while contesting in good faith any violations issued against the operation. The event of default shall be deemed to have occurred only upon final adjudication of such violations;

(3)           Contractor fails to obtain all permits, licenses and identification numbers required under this Agreement and provide copies to CAM-Colorado or fails to pay all fees and perform all obligations related thereto;

(4)           Contractor fails to file necessary reports or documents with applicable government agencies to serve notice of Contractor’s sole and exclusive responsibility for the health and safety of its employees and agents;

(5)           Contractor fails to diligently follow mining plans and projections;

(6)           Contractor fails to permit CAM-Colorado access to the Premises or Mine Site;

(7)           Contractor fails to provide CAM-Colorado any consent, waivers, or other documentation that may be reasonably requested of CAM- Colorado or third parties;

(8)           Contractor fails to keep accurate records concerning its operations;

(9)           Contractor fails to permit CAM-Colorado to examine and survey Contractor’s operations, books, accounts, statements, maps, or plans related hereto;

(10)         Contractor fails to provide all tools, supplies, material, or equipment required hereunder;

(11)         Contractor fails to use recognized modern mining methods and practices or fails to employ capable management;

(12)         Contractor fails to spend the reasonable and necessary funds for proper health and safety measures, and equipment maintenance;

(13)         Contractor fails to employ, direct, supervise, or discharge employees in accordance with prudent business practices and good personnel policies or fails to provide adequate compensation and working conditions for its employees;

(14)         Contractor fails to pay its employees;

(15)         Contractor fails to pay for and maintain all private and group life, accidental death and dismemberment, health, sickness, and accident insurance which may be required for its employees;

(16)         Contractor fails to exercise complete control of its employees in all matters, including disputes or grievances arising out of or in any way connected with its operations;

(17)         Contractor fails to become and remain a subscriber to any applicable workers’ compensation fund or otherwise fails to provide workers’ compensation coverage for its employees, or fails to provide insurance for the payment of Federal black lung Benefits for its employees in accordance with applicable laws;

(18)         Contractor fails to carry and maintain the insurance coverage required under this Agreement or fails to provide the required certificate of insurance;

(19)         Contractor fails to pay all taxes imposed or assessed against it;

(20)         Contractor becomes bankrupt, is adjudicated a bankrupt, makes a general assignment for the benefit of its creditors, or files a petition under any bankruptcy, insolvency, or similar proceeding;

(21)         Contractor fails to comply with any of the terms or provisions of this Agreement.

26.2       In the event of termination under this subsection, CAM -Colorado is not required to give the 30 days prior written notice pursuant to Section 3 1 hereof. Contractor shall be required to comply with its obligations to windup its operations pursuant to Section 30 hereof. If CAM-Colorado declares Contractor in default hereunder, CAM-Colorado shall notify Contractor in writing. Contractor shall be given 10 calendar days to make good faith efforts to cure a default on payment and 30 days on covenants. If Contractor remains in default after such 10-day or 30-day period, then, CAM-Colorado may terminate this Agreement immediately without further obligation.

26.3       If Contractor is compelled to suspend mining or loading of coal as a result of Force Majeure events, then, such event shall not be deemed a default.

Section 27.                  Setoff, and Recoupment

27.1       Contractor hereby irrevocably agrees to permit CAM-Colorado, its parent(s), subsidiaries, or affiliates thereof, to counterclaim or setoff from any sums which may be or become due Contractor, any amounts owed to CAM-Colorado, its parent, subsidiaries, or affiliates thereof, any cash advances which CAM-Colorado, its parent, subsidiaries, or affiliates thereof, may have made to Contractor as well as any amounts which CAM-Colorado, its parent, subsidiaries, or affiliates thereof, may have paid for Contractor, including, but not limited to, taxes, black lung payments, workers’ compensation, engineering work, equipment lease payments, or any other state or Federal statutory or regulatory assessment or other contractual payment, or obligation, whether related or unrelated hereto.

27.2       CAM-Colorado shall have the right to recoup monies, costs, or expenditures made by CAM-Colorado where Contractor has either failed to perform any of its obligations, including general performance obligations or payment obligations, or where CAM-Colorado has had to make expenditures or has incurred costs resulting therefrom. This right of recoupment may be exercised at any time during the term of this Agreement or upon termination hereof. When exercising this right of recoupment, CAM-Colorado shall provide supporting documentation or invoices. This recoupment shall not be deemed to be liquidated damages and shall be in addition to any other remedies to which CAM-Colorado may be entitled.

Section 28.                  Economic Interest

28.1       CAM-Colorado and Contractor shall each be deemed to have an economic interest in the coal. Contractor shall have the full right of percentage depletion or other depletion with respect thereto for income tax purposes.

Section 29.                  Royalties and Wheelage

29.1       Contractor shall pay landowners royalty and wheelage which may become due as a result of coal mined hereunder.

Section 30.                  Acceptance of Premises

30.1       Contractor accepts the Premises in its existing condition and acknowledges that Contractor has made an investigation to determine existing conditions, limitations of the areas involved, equipment necessary to conduct and complete operations, laws affecting performance hereunder, CAM-Colorado’s knowledge of prior mining location of old works, and latent dangers and dangerous conditions.

CAM-COLORADO MAKES NO IMPLIED OR EXPRESS WARRANTY OR REPRESENTATION CONCERNING THE EXISTENCE, QUANTITY, QUALITY, MINEABILITY, OR MERCHANTABILITY OF THE COAL SEAMS WITHIN THE PREMISES, TITLE THERETO OR OTHERWISE, AND CONTRACTOR COVENANTS AND AGREES THAT NO REPRESENTATIONS, STATEMENTS, OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY OR ON BEHALF OF CAM-COLORADO REGARDING THE PREMISES, ITS CONDITION, THE USE OR OCCUPATION THAT MAY BE MADE THEREOF, OR THE INCOME THEREFROM.

GENERAL INFORMATION CONCERNING MINING CONDITIONS HAS BEEN PROVIDED TO CONTRACTOR. CAM-COLORADO REITERATES THAT SUCH INFORMATION WAS NOT INTENDED TO BE AN ALL INCLUSIVE STATEMENT OR COMPREHENSIVE LIST OF MINING CONDITIONS. THE INFORMATION WAS AN INDICATION TO CONTRACTOR OF CERTAIN PROSPECTIVE CONDITIONS. IT IS INHERENT IN THE MINING OF COAL THAT CONDITIONS MAY EXIST OR DEVELOP WHICH MAY BE UNFORESEEN. CAM-COLORADO MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE MINING CONDITIONS OR THE GENERAL INFORMATION PREVIOUSLY PROVIDED. CONTRACTOR, IN ITS ROLE AS A CONTRACT MINER, AGREES TO CONDUCT ITS OWN INDEPENDENT INVESTIGATION AND DUE DILIGENCE REVIEW OF THE MINING CONDITIONS RELATED HERETO AND THIS AGREEMENT. ALL INFORMATION PRESENTED TO THE CONTRACTOR IS AND WAS FOR INFORMATIONAL PURPOSES ONLY.

CAM-Colorado shall in no event assume or be liable for any loss incurred by Contractor under this Agreement. CAM-Colorado does not assume responsibility or liability for the present or future condition of the Premises, and CAM-Colorado shall not be liable to Contractor for any damage to or destruction of the Premises or Contractor’s property or the property of any other person due to fires, floods, or any other accident or natural catastrophe which occurs on or within the Premises.

Section 31.                  Termination

31.1       CAM-Colorado or Contractor shall have the right to terminate this Agreement for cause by giving 30 days notice, of;

(a)   all recoverable coal having been removed, or;

(b)   by default as set forth in Section 26 of this Agreement.

It is understood that CAM-Colorado is not required to exercise its rights under the Default Section of this Agreement before exercising its rights under the Termination Section. The rights under the Default Section and Termination Section are separate and distinct from each other.

31.2       Upon termination prior to the time all of the coal mineable from the existing mine portal and infrastructure has been mined, Contractor shall, unless otherwise directed by CAM-Colorado, leave the Premises in such condition that mining by another may begin immediately and shall do all things reasonably requested by CAM-Colorado to permit immediate mining by another, including, but not limited to, the transfer or assignment to CAM-Colorado or its designee of Contractor’s Permits and Licenses. If directed by CAM-Colorado upon a termination or expiration of this Contract, Contractor shall remove all equipment and infrastructure, close the mine and reclaim the mine site in accordance with applicable law. Upon completion of all mining or upon termination for any reason, Contractor shall be responsible for removing all equipment from the McClane Mine and Mine Site and shall store the equipment at the Mine Site. With respect to equipment which is not already owned by CAM-Colorado, if any, CAM-Colorado shall have the exclusive right, but not the obligation, to purchase any or all of the equipment and structures in place at the Mine Site, excluding face equipment. If CAM-Colorado exercises this right, CAM-Colorado shall give two (2) days written notice. The purchase price of any equipment and structures shall be based upon the average of two (2) mutually agreed independent appraisers unless the parties otherwise agree.. If CAM-Colorado does not purchase any of the equipment or structures in place, then, Contractor shall be responsible for removing the equipment or structures within 30 days from the date CAM- Colorado notifies Contractor to begin such removal. Any such notice shall be confirmed in writing within a reasonable period of time.

31.3       If either party (1) becomes bankrupt, (2) makes a general assignment for the benefit of its creditors, or (3) files a petition under any bankruptcy, insolvency or similar proceeding, either party may terminate this Agreement by giving 14 days prior written notice to the other party.

Section 32.                  Assignment

32.1       Contractor shall not transfer, assign, or subcontract all of any part of this Agreement or any of its rights or obligations hereunder without prior written consent of CAM-Colorado. The sale or transfer, or any attempted sale or transfer, of any of the stock of Contractor, or of Contractor’s business, shall be considered an assignment for the purpose of this Section.

Section 33.                  Notices

33.1       Any notice or communication provided for in this Agreement shall be in writing and given by either delivering the same in person or by registered or certified mail, postage prepaid, or by fax to the address listed below:

CAM-COLORADO:	CAM-COLORADO LLC 265 Hambley Blvd Pikeville, KY 41501

CONTRACTOR:	CAM MINING LLC 265 Hambley Blvd. Pikeville, KY 41501

Each party may designate in writing a new mailing address for notices hereunder. Notice by mail is deemed given as of the time of the postmark on the envelope if sent by first class mail or upon receipt if sent by certified mail.

Section 34.                  No Waiver

34.1       The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder or the failure to object to the nature of performance or lack thereof shall not be construed as a waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in effect. If the waiver of any right is made, it shall be done expressly in writing by the party entitled to the enforcement thereof.

Section 35.                  Severability of Provisions

35.1       If any provision in this Agreement is held invalid, the remaining provisions continue in effect.

Section 36.                  Governing Law

36.1       This Agreement is deemed to be made under the laws of the State of Colorado for all purposes, including interpretation, performance and enforcement, and shall be construed in accordance with the laws of that State, without giving effect to the principles of conflict of laws.

Section 37.                  Section Headings

37.1       Section headings have been inserted in this Agreement for convenience of reference only and do not in any way affect the meaning of any provision hereof.

Section 38.                  Survival of Obligations

38.1       All remediation, indemnification, and obligations provided in this Agreement shall survive the termination, cancellation, or expiration of this Agreement.

Section 39.                  Entire Agreement

This Agreement and the Exhibits hereto represent the entire agreement between the parties, and there are no other covenants, promises, agreements, conditions, or understanding either oral or written between them. Neither party may modify this Agreement except by written agreement signed by both parties. Any attempt to waive the requirement that all modifications must be in writing and must be signed by authorized representatives of both parties. In the event of any conflict or inconsistency between the provisions of the main body of this Agreement and any Exhibit hereto, the provisions of the main body shall govern.

The parties have signed this Agreement as of the date entered on page one.

CAM-COLORADO LLC		CAM MINING LLC

By:	/s/ Nicholas R. Glancy	By:	/s/ James D. Slater

Title: Senior Vice President		Title: President